Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made as of November 1, 2015, by and between Global GP LLC, a Delaware limited liability company (the “Company”), and Daphne H. Foster (the “Executive”).

WHEREAS, the Company employs the Executive as the Chief Financial Officer of the Company and the Executive also serves as the Chief Financial Officer of Global Partners LP, a Delaware limited partnership (the “Partnership”) of which the Company is the general partner; and

WHEREAS, the Company and the Executive mutually desire to agree upon the terms of the Executive’s continued employment by the Company, and to agree as to certain benefits of such employment.

NOW, THEREFORE, in consideration of the mutual promises, covenants and obligations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, each intending to be legally bound, hereby agree as follows:

1.                                      Employment and Term of Employment.  Effective as of November 1, 2015 (the “Effective Date”) and continuing for the period of time set forth herein, the Executive’s employment by the Company shall be subject to the terms and conditions of this Agreement.  Unless sooner terminated pursuant to other provisions herein, the Company agrees to employ the Executive for the period beginning on the Effective Date and ending on December 31, 2017 (the “Initial Term”).  In the event that the Company and the Executive renew this Agreement for one or more additional periods, each of the Initial Term and any renewal periods shall be referred to as the “Term.”

2.                                      Position and Duties.  During the Term, the Company shall employ the Executive as the Chief Financial Officer of the Company, or in such other positions as the parties mutually agree.  The Executive shall have such powers and duties and responsibilities as are customary to such position and as are assigned to the Executive by the Board of Directors or the Chief Executive Officer and President of the Company in connection with the Executive’s service as chief financial officer of the Company.  The Executive’s employment shall also be subject to the policies maintained and established by the Company that are of general applicability to the Company’s employees, as such policies may be amended from time to time.

3.                                      Other Interests.  During the Term, the Executive shall devote such of her working time, attention, energies and business efforts to her duties and responsibilities as the Chief Financial Officer of the Company as are reasonably necessary to carry out the duties and responsibilities generally pertaining to that office.  During the Term, the Company and the Executive agree that with the prior approval of the Board of Directors of the Company (the “Board”), the Executive may engage in other business activities that do not conflict with the business and affairs of the Company or interfere with the Executive’s performance of her duties and responsibilities hereunder.

4.                                      Duty of Loyalty; Indemnification.

(a)                                 The Executive acknowledges and agrees that the Executive owes a fiduciary duty of loyalty to act at all times in the best interests of the Company.  In keeping with such duty, the Executive shall make full disclosure to the Company of all business opportunities that come to her attention pertaining to the business of the Company or any of its subsidiaries and shall not act upon or appropriate for the Executive’s own benefit business opportunities concerning the business of the Company or any of its subsidiaries without the express written permission of the Board.

(b)                                 The Company shall indemnify the Executive to the extent permitted by the Company’s third amended and restated limited liability company agreement, as may be amended from time to time, and by applicable law, against all reasonable costs, charges and expenses, including, without limitation, reasonable attorneys’ fees, incurred or sustained by the Executive in connection with any claim against the Executive and in connection with any action, suit or proceeding to which the Executive may be made a party by reason of being an officer, director or employee of the Company or its affiliates.  In connection with the foregoing, the Executive will be covered under any liability insurance policies that protect other officers of the Company or its affiliates, subject to the terms and conditions of such policies.

5.                                      Place of Performance.  Subject to such business travel from time to time as may be reasonably required in the discharge of her duties and responsibilities as the Chief Financial Officer of the Company, the Executive shall perform her obligations hereunder in, or within forty (40) miles of, Waltham, Massachusetts.

6.                                      Compensation.

(a)                                 Base Salary.  During the Term, the Executive shall be paid a base salary as described in this paragraph 6(a).  The Executive shall receive a base salary for the two (2) month period commencing on the Effective Date (the “Initial Period”) of Sixty-Six Thousand Six Hundred Sixty-Six and 67/100 ($66.666.67) Dollars, resulting in an annual base salary of Four Hundred Thousand Dollars ($400,000.00) for the twelve (12) month period ending December 31, 2015. Thereafter, the Executive’s base salary will be reviewed by the Compensation Committee of the Board (the “Compensation Committee”) from time to time, but no less frequently than annually, at which time the Executive’s base salary may be adjusted in the discretion of the Compensation Committee.  The Executive’s base salary, as established in accordance with this paragraph 6(a), is hereafter referred to as “Base Salary”.  The Base Salary shall be paid in equal installments pursuant to the Company’s customary payroll policies and procedures in force at the time of payment.

(i)                                     Bonus.   From time to time during the Term, the Executive may be eligible to receive a cash bonus (a “Bonus”) in an amount to be determined at the discretion of the Compensation Committee.  Each Bonus hereunder, if any, shall be paid to the Executive no later than March 15 of the calendar year immediately following the calendar year in which such Bonus is earned.

(ii)                                  Incentive Compensation.  The Executive shall participate in (a) the annual short-term incentive compensation plan set forth in the attached Exhibit A (the “Short-Term Incentive Plan”), and (b) the Partnership’s Long-Term Equity-Based Incentive Plan (the “LTIP”) on the same general basis as the other executive officers of the Company, but the terms and the economic level of the Executive’s participation in the LTIP shall be determined by the Compensation Committee, in its discretion.

(b)                                 Expenses.  During the Term, the Company shall pay or reimburse the Executive for all reasonable expenses incurred by the Executive on business trips, and for all other business and entertainment expenses reasonably incurred or paid by her during the Term in the performance of her services under this Agreement, in accordance with past practice and with the Company’s expense reimbursement policy as in effect from time to time upon presentation of expense statements or vouchers or such other supporting documentation as the Company may reasonably require.

(c)                                  Fringe and Employee Benefits.  During the Term, the Executive shall be entitled to participate in the Company’s health insurance, 401(k) and other employee benefit plans (as such plans may be amended by the Company from time to time in its discretion, subject to any applicable laws, rules, and regulations and the terms of such plans) in accordance with the terms of such plans and the Company’s policies and on the same general basis as other employees of the Company.  During the Term, the Company will also provide the Executive with additional fringe benefits consistent with benefits provided to the Executive under prior arrangements and in accordance with past practice, and with such other benefits as may be approved by the Compensation Committee of the Board of Directors of the Company. Nothing in this Agreement shall be construed as limiting the ability of the Company to amend or terminate any employee benefit plan or Company policy.

(d)                                 Vacation.  During the Term, the Executive shall be granted four (4) weeks of paid vacation each calendar year in accordance with the normal vacation policy or plan of the Company.

7.                                      Termination.

(a)                                 Definitions.  For purposes of this Agreement, a “Change in Control” shall occur on the date that any one person, entity or group (other than the estate of Alfred Slifka or the successors to the interests of Alfred Slifka, and other than Richard Slifka or Eric Slifka, or their respective family members or entities they control, individually or in the aggregate, directly or indirectly (collectively referred to hereinafter as the “Slifkas”)) acquires ownership of the membership interests of the Company that, together with the membership interests of the Company already held by such person, entity or group, constitutes more than 50% of the total voting power of the membership interests of the Company; provided, however, if any one person, entity or group is considered to own more than 50% of the total voting power of the membership interests of the Company, the acquisition of additional membership interests by the same person, entity or group shall not be deemed to be a Change in Control.  The definition of “Change in Control” shall be interpreted, to the extent applicable, to comply with Section 409A(a)(2)(A)(v) of the Internal Revenue Code of 1986 (the “Code”) and any successor statute, and/or guidance thereunder, and the provisions of Treasury Regulation Section 1.409A and any successor regulation and guidance thereto; provided, however, an interpretation in compliance with Section 409A of the Code shall not expand the definition of Change in Control in any way or cause an acquisition by the Slifkas to result in a Change in Control.  For purposes of this Agreement, “Constructive Termination” shall mean termination of the Executive’s employment by the Executive as a result of (i) a material breach by the Company of this Agreement, (ii) the failure of any successor (whether direct or indirect, by purchase, merger or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in accordance with the terms of paragraph 14 hereof, or (iii) any material diminution, without the Executive’s written consent, in the Executive’s working conditions consisting of (A) a material reduction in the Executive’s duties and responsibilities as Chief Financial Officer of the Company, (B) any change in the reporting structure so that the Executive no longer reports to the President or Chief Executive Officer of the Company, or (C) a relocation of the Executive’s place of work further than forty (40) miles from Waltham, Massachusetts.  To be able to terminate her employment with the Company for Constructive Termination, the Executive must provide notice to the Company of the existence of any of the conditions set forth in the immediately preceding sentence within 90 days of the initial existence of such condition(s), and the Company must fail to remedy such condition(s) within 30 days of such notice.  In no event shall the Date of Termination in connection with a Constructive Termination occur any later than one year following the initial existence of the condition(s) constituting a Constructive Termination hereunder.

For purposes of clarification, Constructive Termination shall not include a change in reporting structure as a result of the Company becoming a subsidiary of an unrelated entity, including, without limitation, a change whereby the Executive is not the chief financial officer of the acquiring or parent entity or must report to the chief financial officer of a currently unaffiliated parent corporation or entity.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall (I) state the effective date of such termination, (II) indicate the specific termination provision in this Agreement relied upon, and (III) set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

(b)                                 Death and Disability.  The Executive’s employment hereunder shall terminate automatically upon her death.  The Company, in its discretion, may terminate the Executive’s employment hereunder due to the Executive’s Disability.  For purposes of the Agreement, “Disability” shall mean a physical or mental disability or impairment which renders the Executive unable, with or without reasonable accommodation, to perform the essential functions of the Executive’s duties to the Company for a period of at least ninety (90) consecutive days and, following the expiration of the initial 90-day period, the Company has received the opinion of a medical doctor or other appropriate health care provider, in either case selected solely by the Company, that such physical or mental disability or impairment is expected to continue for at least an additional ninety (90) consecutive days.

(c)                                  Termination by the Company for Cause.  The Company may terminate the Executive’s employment hereunder for Cause following (i) reasonable notice to the Executive setting forth in detail the nature of such Cause and the date and time established for a hearing before the Board of Directors of the Company, (ii) an opportunity to be heard before the Board of Directors of the Company at the conclusion of such notice period, at which the Executive shall be entitled to representation by counsel and (iii) a determination by a majority vote of the Board that the Company has Cause to terminate Executive’s employment.   For the purposes of this Agreement, “Cause” shall mean the Executive (i) has engaged in gross negligence or willful misconduct in the performance of her duties, (ii) has committed an act of fraud, embezzlement or willful breach of a fiduciary duty to the Company or any of its subsidiaries (including the unauthorized disclosure of any material secret, confidential and/or proprietary information, knowledge or data of the Company or any of its subsidiaries); (iii) has been convicted of (or pleaded no contest to) a crime involving fraud, dishonesty or moral turpitude or any felony or (iv) has breached any material provision of this Agreement, which breach is not cured within thirty (30) days of Executive’s receipt of written notice of such breach; provided, however, there shall be no opportunity to cure a breach of either Section 11 or 12 of this Agreement.

(d)                                 Termination by the Company Without Cause.  The Company may immediately terminate the Executive’s employment hereunder without Cause, by giving a sixty (60)-day Notice of Termination to the Executive.

(e)                                  Termination by the Executive.  The Executive may terminate her employment hereunder at any time for any reason whatsoever, in the sole discretion of the Executive, by giving a sixty (60)-day Notice of Termination to the Company.

(f)                                   Constructive Termination; Breach by the Company.  Notwithstanding any other provision hereof, the Executive may terminate her employment hereunder for Constructive Termination if the Executive gives Notice of Termination, and the Company does not take the actions necessary to eliminate the circumstances constituting the basis for Constructive Termination within thirty (30) days after receipt of such Notice of Termination.

(g)                                  Deemed Resignation.  If the Executive’s employment is terminated for any reason, then such termination shall constitute an automatic resignation of the Executive as an officer of the Company and each affiliate of the Company, and, if applicable, an automatic resignation of the Executive from the Board of Directors of the Company and from the board of directors of any affiliate of the Company and from the board of directors or similar governing body of any corporation, limited liability company or other entity in which the Company or any of its affiliates holds an equity interest and with respect to which board or similar governing body the Executive serves as the Company’s or such affiliate’s designee or other representative.

(h)                                 Return of Company Property. All documents, records and files, in any media of whatever kind and description, relating to the business, present or otherwise, of the Company or any of its affiliates, whether or not prepared by the Executive, and any copies, in whole or in part thereof, and other Company property, including without limitation, computers, cell phones, other electronic devices, discs and customer lists (the “Property”) shall be the exclusive property of the Company. Executive agrees to safeguard all Property and to surrender to the Company upon termination of her employment or at such earlier time or times as the Company’s Chief Executive Officer or his designee may specify, all Property then in her possession or control.

8.                                      Compensation Upon Termination.  Upon termination of the Executive’s employment for any reason, the Executive shall receive payment of (i) the Executive’s Base Salary, as then in effect, through the date of termination of employment (the “Date of Termination”), (ii) all the Executive’s earned, but unpaid, bonuses, and (iii) all accrued vacation, expense reimbursements and any other benefits (other than severance benefits, except as provided below) due to the Executive through the Date of Termination in accordance with established Company plans and policies or applicable law (the “Accrued Obligations”), such payment to be made on the Date of Termination or as soon as reasonably practicable (but not more than ten (10) days) thereafter.  In addition, the following shall apply:

(a)                                 Termination for Cause; Voluntary Termination; Termination Due to Death.  If the Executive’s employment is terminated by the Company for Cause, by the Executive voluntarily (for reasons other than Constructive Termination), or by reason of the Executive’s death, then the Executive (or her estate, if applicable) will receive payment of the Accrued Obligations, but the Executive shall not be entitled to any other compensation or benefits from the Company, except to the extent provided under any Company benefit and/or compensation plan or as may be required by law.

(b)                                 Termination by the Company Without Cause; Constructive Termination.  If the Executive’s employment is terminated by the Company without Cause or by the Executive for Constructive Termination, then the Company shall pay to the Executive an amount equal to the product of (X) the sum of (i) the Base Salary as in effect on the Date of Termination, plus (ii) if such termination occurs within twelve months of a Change of Control, an amount equal to the target incentive amount under the then applicable short term incentive plan for the fiscal year in which the termination occurs (Y) multiplied by two (2) (the “Severance Amount”).  The Executive shall be paid the Severance Amount in twenty-four (24) equal monthly installments commencing on the first day of the month following the Date of Termination. In addition, the Company shall provide health care continuation coverage benefits to the Executive pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and shall continue to pay the applicable percentage of the medical insurance premium the Company pays for active employees towards Executive’s COBRA coverage during the Executive’s applicable COBRA coverage period not to exceed a maximum of eighteen (18) months following the Date of Termination.  The Company’s obligation to provide COBRA benefits to the Executive shall be subject to the Executive making an effective election in accordance with COBRA. In the event that the Executive’s employment is terminated by the Company without Cause or by the Executive for Constructive Termination at any time within three (3) months before a Change in Control and twelve months following a Change in Control, then, in addition to the foregoing severance compensation and benefits, the Executive shall receive 100% accelerated vesting on any and all outstanding Company options, restricted units, phantom units, unit appreciation rights and other similar rights (under the LTIP or otherwise) held by the Executive as in effect on the Date of Termination that have not otherwise vested in accordance with their terms, such accelerated vesting to occur on the later of (i) the Date of Termination, or (ii) the date of the Change of Control.

(c)                                  Delay in Payments.  Notwithstanding any other provision with respect to the timing of payments under paragraph 8(b) or other payments subject to Section 409A(a)(2)(B) of the Code, if, at the time of the Executive’s termination, the Executive is deemed to be a

“specified employee” (within the meaning of Section 409A of the Code, and any successor statute, regulation and guidance thereto) of the Company, then only to the extent necessary to comply with the requirements of Section 409A of the Code, any payments to which the Executive may become entitled under paragraph 8 which are subject to Section 409A of the Code (and not otherwise exempt from its application) or other payments subject to Section 409A(a)(2)(B) of the Code will be withheld until the first business day of the seventh month following the Date of Termination, at which time the Executive shall be paid an aggregate amount equal to six (6) months of payments otherwise due to the Executive, as applicable.  After the first business day of the seventh month following the Date of Termination and continuing each month thereafter, the Executive shall be paid the regular payments otherwise due to the Executive in accordance with the terms of paragraph 8(b) or other payment arrangements subject to Section 409A(a)(2)(B) of the Code, as applicable.

9.                                      Gross Up Payments.  The Company will reimburse the Executive for any and all federal excise taxes and penalties (other than penalties imposed as a result of the Executive’s actions or penalties under Section 409A of the Code), and any taxes imposed on such reimbursement amounts, including, but not limited to, any federal, state and local income taxes, employment taxes, and other taxes, if any (other than taxes imposed under Section 409A of the Code), which may become due pursuant to the application of Section 4999 of the Code on any payments to the Executive in connection with this Agreement.  Any such reimbursement payable by the Company shall be (a) subject to Section 8(c) of the Agreement to the extent such reimbursement would not have been payable but for the Executive’s “separation from service” (as defined in Section 1.409A-1(h) of the U.S. Treasury Regulations) and (b) paid no later than the end of the calendar year next following the calendar year in which the taxes with respect to which such reimbursement is payable are remitted to the applicable taxing authority.

10.                               Section 409A.  The parties hereto intend that this Agreement comply with the requirements of Section 409A of the Code and related regulations and Treasury pronouncements (“Section 409A”).  If any provision provided herein results in the imposition of an additional tax under the provisions of Section 409A, the Executive and the Company agree that any such provision will be reformed to avoid imposition of any such additional tax in the manner that the Executive and the Company mutually agree is appropriate to comply with Section 409A.  Notwithstanding the foregoing, and other than as set forth in Section 9 of this Agreement, the Company makes no guarantee of any tax consequences under any Section of the Code or state tax laws, including, without limitation, Section 409A of the Code.  With respect to any compensation amount payable under this Agreement that is subject to Section 409A of the Code, references to the Executive’s “termination of employment” (and variations thereof) shall be deemed to refer to the Executive’s “separation from service” within the meaning of Section 1.409A-1(h) of the U.S. Treasury Regulations, applying the default terms thereof.

11.                               Non-competition; Non-solicitation.

(a)                                 During the Term and, in the event that the Executive’s employment is terminated for any reason, then for a period of two (2) years following the Date of Termination the Executive shall be prohibited from working (as an employee, consultant, advisor, director or otherwise) for, engaging in or acquiring or investing in any business having assets engaged in the following businesses in New England and other jurisdictions in which the Company is conducting business as of the Date of Termination (the “Restricted Businesses”):  (i) wholesale and/or retail marketing, sale, distribution and transportation of refined petroleum products, crude oil, renewable fuels (including ethanol and bio-fuels), natural gas liquids (including ethane, butane, propane and condensates), natural gas, compressed natural gas and liquefied natural gas; (ii) the storage of refined petroleum products and/or any of the other products identified in clause (i) of this paragraph in connection with any of the activities described in said clause (i); (iii) the sale of convenience store items and sundries and related food service; and (iv) bunkering, unless the Chief Executive Officer of the Company and the Board approve such activity. Notwithstanding any provision of this paragraph 11 to the contrary, the Executive may (x) own up to 3% of a publicly traded entity that is engaged in one or more of the Restricted Businesses and (y) with the prior consent of the Company, may serve as a director of an entity that is engaged in one or more of the Restricted Businesses.  If any court determines that any of the provisions of this paragraph 11 are invalid or unenforceable, the remainder of such provisions shall not thereby be affected and shall be given full effect without regard to the invalid provisions.  If any court construes any of the provisions of this paragraph 11, or any part thereof, to be unreasonable because of the duration of such provision or the geographic scope thereof, such court shall have the power to reduce the duration or restrict the geographic scope of such provision and to enforce such provision as so reduced or restricted.

(b)                                 During the Term and, in the event that the Executive’s employment is terminated pursuant for any reason, then for a period of two (2) years following the Date of Termination, the Executive shall not, without the prior written consent of the Company:

(i)                                     Either individually or on behalf of or through any third party, solicit, divert or appropriate or attempt to solicit, divert or appropriate, for the purpose of engaging in any Restricted Business, any customers of the Company, or any prospective customers with respect to which the Company has made a sales presentation (or similar offering of services).

(ii)                                  Either individually or on behalf of or through any third party, directly or indirectly, solicit, entice or persuade or attempt to solicit, entice or persuade any other employees of or consultants to the Company within the immediately preceding 12-month period or any parent or affiliate of the Company to leave the services of the Company or any parent or affiliate for any reason.

12.                               Confidential Information; Unauthorized Disclosure.

(a)                                 During the Term and for the period ending two (2) years following the Date of Termination, the Executive shall not, without the written consent of the Board of Directors of the Company or a person authorized thereby, disclose to any person, other than an employee of the Company or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of her duties as the Chief Financial Officer of the Company, any secret, confidential and/or proprietary information, knowledge or data obtained by her while in the employ of the Company or any of its affiliates with respect to the Company or any of its subsidiaries and their respective businesses, the disclosure of which she knows or should know will be damaging to the Company or any of its subsidiaries; provided however, that such information, knowledge or data shall not include (i) any information, knowledge or data known generally to the public (other than as a result of unauthorized disclosure by the Executive) or (ii) any information, knowledge or data which the Executive may be required to disclose by any applicable law, order, or judicial or administrative proceeding.

(b)                                 The Executive acknowledges that money damages would not be sufficient remedy for any breach of this paragraph 12 by the Executive, and the Company or its subsidiaries shall be entitled to enforce the provisions of this paragraph 12 by seeking specific performance and injunctive relief as remedies for such breach or any threatened breach.  Such remedies shall not be deemed the exclusive remedies for a breach of this paragraph 12 but shall be in addition to all remedies available at law or in equity, including the recovery of damages from the Executive and her agents.

13.                               Payment Obligations Absolute.  Except as specifically provided in this Agreement, the Company’s obligation to pay the Executive the amounts and to make the arrangements provided herein shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company (including its subsidiaries) may have against her or anyone else.  All amounts payable by the Company shall be paid without notice or demand.  The Executive shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Agreement, and the obtaining of any such other employment shall in no event effect any reduction of the Company’s obligations to make the payments and arrangements required to be made under this Agreement.

14.                               Successors.  This Agreement shall inure to the benefit of and be binding upon the Company and its successors and permitted assignees and any such successor or permitted assignee shall be deemed substituted for the Company under the terms of this Agreement for all purposes. As used herein, “successor” and “assignee” shall be limited to any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires a majority of the equity interests of the Company or to which the Company assigns this Agreement by operation of law or otherwise in connection with any sale of all or substantially all of the assets of the Company, provided that any successor or permitted assignee promptly assumes in a writing delivered to the Executive this Agreement and, in no event, shall any such succession or assignment release the Company from its obligations thereunder. As used in this Agreement, “Company” shall mean the Company as herein before defined and any successor to all or substantially all of its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

15.                               Assignment.  The Executive shall not have any right to pledge, hypothecate, anticipate or assign this Agreement or the rights hereunder, except by will or the laws of descent and distribution, or delegate her duties or obligations hereunder.

16.                               Governing Law.  The provisions of this Agreement shall be construed in accordance with, and governed by, the laws of the Commonwealth of Massachusetts without regard to principles of conflict of laws.

17.                               Entire Agreement.  This Agreement together with (i) Exhibit A hereto, and (ii) that certain Global Partners LP Long-Term Incentive Plan Grant of Phantom Units to the

Executive dated June 27, 2013, constitute the entire agreement of the parties with regard to the subject matter hereof, and contain all the covenants, promises, representations, warranties and agreements between the parties with respect to such subject matter.  Without limiting the scope of the preceding sentence, all understandings and agreements other than this Agreement relating to the subject matter hereof are hereby null and void and of no further force and effect, including, without limitation, that certain Executive Change of Control Agreement by and between the Company and the Executive.

18.                               Modification.  Any modification of this Agreement will be effective only if it is in writing and signed by the parties hereto.

19.                               No Waiver.  No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

20.                               Severability.  Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction by reason of applicable law shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

21.                               Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

22.                               Withholding of Taxes and Other Employee Deductions.  The Company may withhold from any benefits and payments made pursuant to this Agreement all federal, state, city and other taxes as may be required pursuant to any law or governmental regulation or ruling and all other normal employee deductions made with respect to the Company’s employees generally.

23.                               Headings.  The paragraph headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.

24.                               Notice.  For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by U.S. registered mail, return receipt requested, postage prepaid, addressed to the parties at their addresses set forth below, or to such other addresses as either party may have furnished to the other in writing in accordance herewith except that notices of change of address shall be effective only upon receipt.

If to the Company:

Global GP LLC
P.O. Box 9161
800 South St., Suite 500
Waltham, Massachusetts 02454-9161
Attention: President and Chief Executive Officer and the Chairman of the Board

with a copy to:

Brenda K. Lenahan
Vinson & Elkins L.L.P.
666 Fifth Avenue
25th Floor
New York, New York 10103

If to the Executive:

At the Executive’s last known home address listed in the Company’s personnel records from time to time

IN WITNESS WHEREOF, the parties have executed this Agreement to become effective as of November 1, 2015.

GLOBAL GP LLC

By:	/s/ Eric Slifka
Eric Slifka
President & CEO

/s/ Daphne H. Foster
DAPHNE H. FOSTER

EXHIBIT A

SHORT-TERM ANNUAL CASH INCENTIVE PLAN

The Executive shall participate in an annual short-term cash incentive plan with any cash incentive amounts earned for a fiscal year to be determined based upon the achievement of financial metrics established by the Company’s Compensation Committee (the “financial metrics”).  The annual “award target” cash incentive amount shall be 75% of the Executive’s Base Salary, and the annual maximum cash incentive amount that may be awarded shall be 150% of the Executive’s Base Salary.  The Company’s Compensation Committee may also establish threshold financial metrics required to be met for any cash incentive amount to be awarded, and a formula for the amount of the cash incentive that will be awarded relative to the amount by which the financial metrics threshold are or are not met or exceeded.  The targets, metrics (including any thresholds) and formula will be established by the Company’s Compensation Committee in the first calendar quarter of each fiscal year, with the award to be paid within 2 ½ months of the end of that fiscal year; provided, however, that if the Partnership has not completed its audited consolidated financial statements within 2 ½ months of the end of that fiscal year, the award shall be paid within 5 business days following completion of the Partnership’s audited consolidated financial statements for such fiscal year but in no event later than September 30 of the year following the end of the applicable fiscal year; and further provided, that any such payment shall be made in a manner that is either exempt from, or in compliance with, Section 409A of the Internal Revenue Code of 1986 (the “Code”) and any successor statute, and/or guidance thereunder, and the provisions of Treasury Regulation Section 1.409A and any successor regulation and guidance thereto (collectively, “Section 409A”).

Notwithstanding the foregoing, any portion of an award that is earned in excess of 125% of the annual award target for a calendar year may be deferred by the Compensation Committee and paid at a later date; provided, that the short-term annual cash incentive plan approved by the Compensation Committee for such year includes provisions that (i) permit such a deferral for a specified period of time of up to twenty-four (24) months, (ii) require the Company to pay to the Executive interest on the deferred amount at the rate of 5.0%, such interest to be paid together with the payment of the deferred amount at the conclusion of the deferral period, and (iii) provide for the forfeiture of the deferred amount together with any interest owing thereon in the event that the Executive voluntarily terminates her employment with the Company other than for reasons constituting Constructive Termination prior to the conclusion of the deferral period; and further provided, that payment of the deferred amount together with any interest owing thereon shall be made in a manner that is either exempt from, or in compliance with, Section 409A. Notwithstanding the foregoing, any and all deferred amounts hereunder together with the interest then owing thereon shall be paid to the Executive within ten (10) business days following her separation from service for any reason other than (i) a for Cause termination of the Executive’s employment with the Company, or (ii) voluntary termination by the Executive other than for reasons constituting Constructive Termination, and such payment shall be made in a manner that is either exempt from, or in compliance with, Section 409A.